                            SCHEDULE 14A INFORMATION

           Proxy Statement Pursuant to Section 14(a) of the Securities
                      Exchange Act of 1934 (Amendment No. )

Filed by the Registrant   [X]

Filed by a Party other than the Registrant   [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement             [ ]   Confidential, For Use of the
[X]  Definitive Proxy Statement                    Commission Only (as permitted
[ ]  Definitive Additional Materials                by Rule 14a-6(e)(2))
[ ]  Soliciting Material Pursuant to Rule
     14a-11(c) or Rule 14a-12

                             WASTE CONNECTIONS, INC.
                ------------------------------------------------
                (Name of Registrant as Specified in Its Charter)
                ------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]     No fee required.

[ ]     Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

        (1)      Title of each class of securities to which transaction applies:
                 Common Stock, $0.01 par value

        (2)      Aggregate number of securities to which transaction applies:
                 $_________________

        (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $_________________

        (4)      Proposed maximum aggregate value of transaction: $_____________

        (5)      Total fee paid:  $_________________

[ ]     Fee paid previously with preliminary materials:

[ ]     Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

        (1)      Amount previously paid:

        (2)      Form, Schedule or Registration Statement no.:

        (3)      Filing Party:

        (4)      Date Filed:

                           NOTICE AND PROXY STATEMENT

                            WASTE CONNECTIONS, INC.
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 16, 2001

Dear Stockholder of WASTE CONNECTIONS, INC.:

     You are invited to attend the annual meeting of stockholders of WASTE CONNECTIONS, INC. to be held on Wednesday, May 16, 2001, at 10:00 A.M., Pacific Time. The meeting will be held at the Hyatt Regency, 1209 L Street, Sacramento, CA 95814 for the following purposes:

     1. To elect one Class III director to serve for a term of three years;

     2. To ratify the appointment of Ernst & Young LLP as our independent accountants for the year 2001; and

     3. To consider such other business as may properly come before the annual meeting or any adjournment of the annual meeting.

     Only stockholders of record at the close of business on March 31, 2001, are entitled to receive notice of and to vote at the annual meeting or any adjournment of the annual meeting.

     Waste Connections' Annual Report for the year 2000 is enclosed for your convenience.

     Stockholders of record may vote their proxies by signing, dating and returning the enclosed proxy card. If your shares are held in the name of a bank or broker, you may be able to vote by telephone or on the Internet. Please follow the instructions on the form you receive from your bank or broker. The method by which you decide to vote will not limit your right to vote at the annual meeting. If you later decide to attend the annual meeting in person, you may vote your shares even if you have submitted a proxy in writing, by telephone or on the Internet.

                                          By Order of the Board of Directors,

                                          DARRELL W. CHAMBLISS
                                          Secretary

April 10, 2001

     Your vote is important. Whether or not you plan to attend the annual meeting, please sign and date the enclosed proxy or follow any telephone or Internet procedures established by your bank or broker.

                            WASTE CONNECTIONS, INC.
                         620 COOLIDGE DRIVE, SUITE 350
                            FOLSOM, CALIFORNIA 95630
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

                       FOR ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 16, 2001

     The Board of Directors of WASTE CONNECTIONS, INC., a Delaware corporation, is furnishing this proxy statement and the accompanying proxy card to solicit proxies from holders of our common stock for the annual meeting of stockholders to be held on Wednesday, May 16, 2001, for the purposes described in the Notice of Annual Meeting. We will bear the costs of soliciting proxies from our stockholders. In addition to soliciting proxies by mail, our directors, officers and employees, without receiving additional compensation, may solicit proxies by telephone, by telegram or in person. We will arrange for brokerage firms and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of common stock these brokerage firms, custodians, nominees and fiduciaries hold of record, and we will reimburse them for reasonable out-of-pocket expenses incurred in forwarding these materials. We are first mailing this proxy statement to our stockholders on or about April 10, 2001.

                             VOTING AT THE MEETING

     The record date for determining stockholders entitled to notice of and to vote at the annual meeting was the close of business on March 31, 2001. On that date 26,912,049 shares of common stock were outstanding, all of which are entitled to vote on all matters that properly come before the annual meeting. Each stockholder has one vote for each share of common stock held.

     Each proxy that we receive prior to the annual meeting will, unless revoked, be voted in accordance with the instructions we are given for that proxy. If no instruction is given, the shares will be voted FOR the election of our nominee for director listed in this proxy statement and FOR ratification of the appointment of Ernst & Young LLP. A stockholder who has given a proxy in writing may revoke it at any time before it is voted at the annual meeting in any of three ways:

     - by delivering a written notice of revocation to the Secretary of Waste Connections;

     - by delivering a duly executed proxy bearing a later date to the Secretary of Waste Connections; or

     - by attending the meeting and voting in person.

     A quorum of stockholders is necessary to take action at the annual meeting. A majority of the outstanding shares of common stock, represented in person or by proxy, will constitute a quorum. We will use an automated system administered by our transfer agent to tabulate the votes at the annual meeting. Under certain circumstances, a broker or other nominee may have discretionary authority to vote certain shares of common stock if the broker or nominee has not received instructions from the beneficial owner or other person entitled to vote. We will treat directions to withhold authority, abstentions and broker non-votes (which occur when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power for that item and has not received instructions from the beneficial owner) as present and entitled to vote for purposes of determining whether a quorum is present at the annual meeting.

     Accordingly, directions to withhold authority, abstentions and broker non-votes will have no effect on the election of directors or on the voting on a matter that requires the affirmative vote of a certain percentage of the votes cast or shares voting on a matter, but will be the equivalent of a "no" vote on a matter that requires the affirmative vote of a certain percentage of the votes entitled to be cast on a matter.

     No minimum number of votes is required to elect our nominee as a director. The affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the annual meeting is required to ratify the appointment of Ernst & Young LLP as independent accountants for the year 2001.

                             PRINCIPAL STOCKHOLDERS

     The following table shows the amount of Waste Connections' common stock beneficially owned, as of March 31, 2001, by: (i) each person or entity that we know owns more than 5% of our common stock; (ii) the "named executive officers" identified in "Executive Compensation" and each director of Waste Connections; and (iii) all current directors, nominees and executive officers of Waste Connections as a group.

                NAME OF BENEFICIAL OWNER(1)                    NUMBER      PERCENTAGE
                ---------------------------                   ---------    ----------
Ronald J. Mittelstaedt(2)(3)................................    663,787          2.4%
Eugene V. Dupreau(2)(4).....................................    169,137          0.6%
Michael W. Harlan(2)(5).....................................     37,500          0.1%
William Razzouk(2)(6).......................................     38,600          0.1%
Steven F. Bouck(2)(7).......................................    187,422          0.7%
Michael R. Foos(2)(8).......................................    128,430          0.5%
Darrell W. Chambliss(2)(9)..................................    115,833          0.4%
David M. Hall(2)(10)........................................     30,001          0.1%
All executive officers and directors as a group (13
  persons)..................................................  1,458,333          5.4%

---------------
 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In general, a person who has voting power and/or investment power with respect to securities is treated as the beneficial owner of those securities. Shares of common stock subject to options and/or warrants currently exercisable or exercisable within 60 days count as outstanding for computing the percentage beneficially owned by the person holding such options. Except as otherwise indicated by footnote, we believe that the persons named in this table have sole voting and investment power with respect to the shares of common stock shown.

 (2) The address of Messrs. Mittelstaedt, Bouck, Chambliss, Foos and Hall is 620 Coolidge Drive, Suite 350, Folsom, California 95630. The address of Eugene
     V. Dupreau is Madera Disposal Systems, Inc., 21739 Road 19, Chowchilla, California 93610. The address of Michael W. Harlan is 2925 Briarpark, Suite 500, Houston, Texas 77042. The address of William J. Razzouk is 5915 River Oaks Road, Memphis, Tennessee 38120.

 (3) Includes 33,334 shares purchasable under currently exercisable options, 120,000 shares subject to a forward purchase agreement, and 300,000 shares subject to a zero-cost collar; 630,453 shares are held by the Mittelstaedt Family Trust dated 6/18/97, of which Mr. Mittelstaedt is the Trustee.

 (4) Includes 66,666 shares purchasable under immediately exercisable warrants, 11,667 shares purchasable under immediately exercisable options, and 75,000 shares subject to a forward purchase agreement.

 (5) Includes 37,500 shares purchasable under immediately exercisable options.

 (6) Includes 37,500 shares purchasable under immediately exercisable options.

 (7) Includes 10,000 shares owned by Mr. Bouck's two minor sons and 41,333 shares purchasable under currently exercisable options.

 (8) Includes 85,001 shares purchasable under currently exercisable options, and 33,333 shares subject to a zero-cost collar.

 (9) Includes 66,666 shares purchasable under currently exercisable options, and 33,333 shares subject to a zero-cost collar.

(10) Includes 30,001 shares purchasable under currently exercisable options.

                      PROPOSAL I -- ELECTION OF DIRECTORS

     Our Board of Directors is currently composed of four directors and is divided into three classes. One class is elected each year for a three-year term. At the annual meeting, Mr. Mittelstaedt will be nominated to serve in Class III until the annual meeting of stockholders to be held in 2004 and until a successor has been duly elected and qualified. Proxies will be voted, unless otherwise indicated, for the election of Mr. Mittelstaedt for director. Proxies will be voted in a discretionary manner if Mr. Mittelstaedt is unable to serve. Mr. Mittelstaedt currently serves as a director of the Company.

     Certain information about Mr. Mittelstaedt and the directors serving in Class I and Class II, whose terms expire in future years, is set forth below.

                                                                     DIRECTOR
                    NAME AND BACKGROUND                       AGE     SINCE
                    -------------------                       ---    --------
NOMINEE FOR CLASS III DIRECTOR FOR TERM EXPIRING IN 2004
Ronald J. Mittelstaedt has been President, Chief Executive    37       1997
  Officer and a director of Waste Connections since the
  company was formed, and was elected Chairman in January
  1998. He also served as a consultant to Waste Connections
  in August and September 1997. Mr. Mittelstaedt has more
  than 12 years of experience in the solid waste industry.
  He served as a consultant to United Waste Systems, Inc.,
  with the title of Executive Vice President, from January
  1997 to August 1997, where he was responsible for
  corporate development for all states west of Colorado. As
  Regional Vice President of USA Waste Services, Inc.
  (including Sanifill, Inc., which was acquired by USA Waste
  Services, Inc.) from November 1993 to January 1997, he was responsible for all operations in 16 states and Canada.
  Mr. Mittelstaedt held various positions at Browning-Ferris
  Industries, Inc. from August 1987 to November 1993, most
  recently as Division Vice President in northern
  California, overseeing the San Jose market. Previously he
  was the District Manager responsible for BFI's operations
  in Sacramento and the surrounding areas.
CLASS I DIRECTOR CONTINUING IN OFFICE -- TERM EXPIRING IN
  2002
Eugene V. Dupreau has been Vice President -- Western          53       1998
  division and a director of Waste Connections since
  February 23, 1998. Mr. Dupreau served as President and a
  director of Madera Disposal Systems, Inc. beginning in
  1981 and 1985, respectively, and held both positions until
  Waste Connections acquired Madera in 1998. He serves as a
  director of several civic and charitable organizations in
  Madera County.
CLASS II DIRECTORS CONTINUING IN OFFICE -- TERM EXPIRING IN
  2003
Michael W. Harlan is Senior Vice President, Chief Financial   40       1998
  Officer and a director of U.S. Concrete, Inc., a company
  focussed on acquiring businesses in the ready-mix concrete industry. From November 1997 to January 30, 1998, Mr.
  Harlan served as a consultant to Waste Connections on
  various financial matters. From March 1997 to August 1998,
  Mr. Harlan was Vice President and Chief Financial Officer
  of Apple Orthodontix, Inc., a publicly traded company that provides practice management services to orthodontic
  practices in the U.S. and Canada. From April 1991 to
  December 1996, Mr. Harlan held various positions in the
  finance and acquisition departments of USA Waste Services,
  Inc. (including Sanifill, Inc., which was acquired by USA
  Waste Services, Inc.), including serving as Treasurer and
  Assistant Secretary beginning in September 1993. From May
  1982 to April 1991, Mr. Harlan held various positions in
  the tax and corporate financial consulting services
  division of Arthur Andersen LLP, where he was a Manager
  since July 1986.

                                                                     DIRECTOR
                    NAME AND BACKGROUND                       AGE     SINCE
                    -------------------                       ---    --------
William J. Razzouk is a Managing Director of Paradigm         53       1998
  Capital Partners, LLC, a venture capital firm in Memphis,
  Tennessee that focuses on meeting the capital and advisory needs of emerging growth companies. From September 1998 to
  August 2000, he was Chairman of PlanetRx, an e-commerce
  company focused on healthcare and sales of prescription
  and over-the-counter medicines, health and beauty products and medical supplies. He was also Chief Executive Officer
  of that company from September 1998 until April 2000. From
  April 1998 until September 1998, Mr. Razzouk owned a
  management consulting business and an investment company
  that focused on identifying strategic acquisitions. From
  September 1997 until April 1998, he was also the
  President, Chief Operating Officer and a director of
  Storage USA, Inc., a publicly traded real estate
  investment trust that owns and operates more than 350 mini storage warehouses. He served as the President and Chief
  Operating Officer of America Online from February 1996 to
  June 1996. From 1983 to 1996, Mr. Razzouk held various
  management positions at Federal Express Corporation, most
  recently as Executive Vice President, World Wide Customer
  Operations, with full worldwide profit and loss
  responsibility. Mr. Razzouk previously held management
  positions at ROLM Corporation, Philips Electronics and
  Xerox Corporation. He is a member of the Board of
  Directors of Fritz Companies, Inc. and previously was a
  director of Sanifill, Inc., Cordis Corp. and La Quinta
  Motor Inns.

INFORMATION REGARDING BOARD OF DIRECTORS AND COMMITTEES

     Our Board of Directors held seven meetings during 2000. The Board of Directors has an Executive Committee, an Audit Committee and a Compensation Committee. The Board as a whole operates as a committee to nominate directors, although under his Employment Agreement Mr. Mittelstaedt may currently recommend two nominees to the Board. Each director attended at least 75% of the meetings of the Board of Directors and the committees on which he served in 2000.

     The Executive Committee, whose Chairman is Mr. Mittelstaedt and whose other current members are Mr. Harlan and Mr. Razzouk, met seven times in 2000. The Executive Committee is authorized to exercise all of the powers and authority of the Board of Directors in managing Waste Connections' business and affairs, other than to authorize matters required by Delaware law to be approved by the stockholders and other than adopting, amending or repealing any By-Law. Between meetings of the board, the Executive Committee approves all acquisitions by Waste Connections for stock and for cash or other consideration of $2.5 million or more.

     The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Mr. Razzouk and Mr. Mittelstaedt, met three times in 2000. Pursuant to recently adopted rules of the NASDAQ, the Audit Committee must be composed of three independent directors by June 14, 2001. Mr. Mittelstaedt will resign as a member of the Audit Committee prior to that date. The Board is considering nominees and expects to appoint a new independent director and member of the Audit Committee prior to that date. The committee's duties are discussed below under "Audit Committee Report." The Board of Directors has adopted a written charter for the Audit Committee, which is attached as Appendix A. See "Audit Committee Report."

     The Compensation Committee, whose chairman is Mr. Razzouk and whose other current member is Mr. Harlan, met three times in 2000. This committee is responsible for establishing Waste Connections' executive officer compensation policies and for administration of such policies. The Compensation Committee studies, recommends and implements the amount, terms and conditions of payment of any and all forms of compensation for our directors, executive officers, employees, consultants and agents; approves and administers any loan to, guarantee of any obligation of, or other financial assistance to any officer or other employee; and approves the grant of options, warrants and other forms of equity incentives to officers, directors, employees, agents and consultants. See "Executive Compensation -- Compensation Committee Report on Executive Compensation."

     The Board of Directors, acting as a nominating committee, will consider candidates for director recommended by stockholders. A stockholder who wishes to submit a candidate for consideration at the annual meeting of stockholders scheduled to be held on May 22, 2002, must notify the Secretary of Waste Connections in writing no earlier than February 22, 2002, nor later than March 23, 2002. The stockholder's written notice must include information about each proposed nominee, including name, age, business address, residence address, principal occupation, shares beneficially owned and any other information required in proxy solicitations. The notice must also include the nominating stockholder's name and address and the number of shares of our common stock beneficially owned by the stockholder. The written notice must be accompanied by the executed consent of each nominee to serve as a director if elected. These procedures are prerequisites under Waste Connections' Amended and Restated By-laws to a stockholder nominating a candidate at the meeting.

COMPENSATION OF DIRECTORS

     Directors who are officers or employees of Waste Connections do not currently receive any compensation for attending meetings of the Board of Directors. Each independent director receives a fee of $1,500 for attending each Board meeting and each committee meeting (unless held on the same day as the full Board meeting), in addition to reimbursement of reasonable expenses.

     Each independent director who has not been an employee of Waste Connections at any time during the 12 months preceding his initial election and appointment to the Board is granted an option to purchase 15,000 shares of our common stock at the time of his or her initial election or appointment. Waste Connections granted to each of Messrs. Harlan and Razzouk options to purchase 15,000 shares of common stock at $3.00 per share, which became exercisable on October 1, 1998.

     Waste Connections grants each independent director, on February 1 of each year during which such person serves on the Board, an option to purchase 12,500 shares of our common stock. All such options have an exercise price equal to the fair market value of the common stock on the grant date, vest in full on the grant date, and expire upon the earlier to occur of ten years after the grant date or one year after the director ceases to be a member of the Board.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION INFORMATION

     The following table contains information about the annual and long-term compensation earned in 1998, 1999 and 2000 by the Chief Executive Officer, Ronald J. Mittelstaedt, and the four most highly compensated executive officers other than Mr. Mittelstaedt. The persons named in the table are sometimes referred to herein as the "named executive officers." The Chief Executive Officer has been compensated in accordance with the terms of his Employment Agreement described below.

                           SUMMARY COMPENSATION TABLE

                                                                                 LONG-TERM
                                                                               COMPENSATION
                                                                         -------------------------
                                                                                          SHARES
                                                                                        UNDERLYING
                                              ANNUAL COMPENSATION                        OPTIONS/
                                         -----------------------------    RESTRICTED     WARRANTS     ALL OTHER
  NAME AND PRINCIPAL POSITION     YEAR    SALARY     BONUS      OTHER       STOCK       GRANTED(1)   COMPENSATION
  ---------------------------     ----   --------   --------   -------   ------------   ----------   ------------
Ronald J. Mittelstaedt..........  1998   $175,577   $100,000   $10,254        --              --            --
  President, Chief Executive      1999    209,692    125,000     5,170        --         100,000            --
  Officer and Chairman            2000    257,250    120,000     6,540        --          70,000            --
Steven F. Bouck.................  1998     92,887    115,008        --        --         250,000            --
  Executive Vice President        1999    132,693     46,000        --        --          90,000            --
  and Chief Financial Officer     2000    156,154     47,000        --        --              --            --
Darrell W. Chambliss............  1998     89,972     89,322        --        --              --            --
  Executive Vice President --     1999    109,846     55,300        --        --          65,000            --
  Operations and Secretary        2000    132,260     37,000        --        --              --            --
Michael R. Foos.................  1998     89,809     71,788        --        --              --            --
  Chief Accounting Officer        1999    109,846     40,000        --        --          65,000            --
  and Vice President -- Finance   2000    131,202     25,000        --        --              --            --
David M. Hall...................  1998     30,769         --        --        --          50,000     61,718(2)
  Vice President -- Business      1999     82,400     75,000        --        --          35,000            --
  Development                     2000     89,862     75,000        --        --          10,000            --

---------------
(1) See "Option and Warrant Grants" below.

(2) Consists of a signing bonus earned by Mr. Hall in 1998 and paid in 1999.

STOCK OPTIONS AND WARRANTS

     OPTION AND WARRANT GRANTS. The following table contains information concerning the grant of options and warrants to purchase shares of our common stock during 2000 to the named executive officers.

                         2000 OPTION AND WARRANT GRANTS

                                                                                          POTENTIAL REALIZABLE
                                                                                            VALUE AT ASSUMED
                             NUMBER OF    % OF TOTAL                                         ANNUAL RATES OF
                              SHARES      OPTIONS AND                                          STOCK PRICE
                            UNDERLYING     WARRANTS                                         APPRECIATION FOR
                            OPTIONS AND   GRANTED TO      EXERCISE                       OPTION/WARRANT TERM(3)
                             WARRANTS      EMPLOYEES       PRICE                         -----------------------
 NAME OF BENEFICIAL OWNER   GRANTED(1)      IN 2000     PER SHARE(2)   EXPIRATION DATE      5%           10%
 ------------------------   -----------   -----------   ------------   ---------------   ---------   -----------
Ronald J. Mittelstaedt....    70,000      35.6   %         $10.25         4/14/2010      $451,232    $1,143,510
Steven F. Bouck...........        --      --                   --                --            --            --
Darrell W. Chambliss......        --      --                   --                --            --            --
Michael R. Foos...........        --      --                   --                --            --            --
David M. Hall.............    10,000      5.1    %         $10.44         2/21/2010      $ 65,641    $  166,347

---------------
(1) All options vest over a three year period commencing on the date of grant.

(2) The options were granted at fair market value as determined by the Board of Directors on the date of grant.

(3) Amounts reported in these columns represent amounts that the named executive officer could realize on exercise of options and the warrant immediately before they expire, assuming that our common stock appreciates at 5% or 10% annually. These amounts do not take into account taxes and expenses that may be payable on such exercise. The amount actually realized will depend on the price of our common stock when the options are exercised, which may be before the term expires. The Securities and Exchange Commission requires the table to reflect 5% and 10% annualized rates of stock price appreciation. We do not project those rates and our common stock may not appreciate at those rates.

     OPTION AND WARRANT VALUES. The following table shows information about the named executive officers' exercises of options and warrants during 2000 and the value of their unexercised options and warrants outstanding as of December 31, 2000.

   AGGREGATED OPTION EXERCISES IN 2000 AND YEAR-END OPTION AND WARRANT VALUES

                                                             NUMBER OF SHARES
                                                                UNDERLYING               VALUE OF UNEXERCISED
                                                          UNEXERCISED OPTIONS AND      IN-THE-MONEY OPTIONS AND
                                                                WARRANTS AT                   WARRANTS AT
                                SHARES                       DECEMBER 31, 2000           DECEMBER 31, 2000(1)
                               ACQUIRED       VALUE     ---------------------------   ---------------------------
  NAME OF BENEFICIAL OWNER    ON EXERCISE   REALIZED    EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
  ------------------------    -----------   ---------   -----------   -------------   -----------   -------------
Ronald J. Mittelstaedt......    33,333      $ 424,996      66,667        136,666      $1,512,833     $2,605,032
Steven F. Bouck.............    29,163        625,540     126,370         59,999       3,097,825      1,072,397
Darrell W. Chambliss........    33,333        860,408      88,334         43,332       2,140,078        758,451
Michael R. Foos.............    66,666      1,285,404      71,668         43,332       1,507,387        758,451
David M. Hall...............    15,000        388,721      46,667         33,333         739,390        661,610

---------------
(1) Based on the closing price of our common stock of $33.0625 on The Nasdaq Stock Market(R) -- National Market on December 29, 2000, less the per share exercise price.

EMPLOYMENT AGREEMENTS

     We have entered into employment agreements with each of the named executive officers. The employment agreements with Messrs. Mittelstaedt, Chambliss and Foos were entered into on October 1, 1997. The employment agreements with Messrs. Bouck and Hall were entered into on February 1, 1998 and July 8, 1998, respectively, and were amended effective June 1, 2000. Messrs. Mittelstaedt's, Chambliss's, and Foos's Employment Agreements terminate on May 31, 2003. Mr. Bouck's Employment Agreement terminates on March 31, 2003. Mr. Hall's Employment Agreement terminates on July 7, 2001. Commencing June 1, 2001 and on each June 1 thereafter, Messrs. Mittelstaedt's, Chambliss's and Foos's Employment Agreements are automatically renewed for successive terms of one year, unless either party has given the other notice of termination. Messrs. Bouck's and Hall's Employment Agreements are automatically renewed for successive terms of one year at the end of their initial term, unless either party gives the other notice of termination.

     Waste Connections or the named executive officer may terminate the agreement with or without cause at any time. If we terminate the agreement without cause (as defined in the agreement) or if the named executive officer terminates the agreement for good reason (as defined in the agreement), we are required to make certain severance payments, and all of the named executive officer's unvested options, warrants and rights relating to our common stock will immediately vest. A change of control of Waste Connections (as defined in the agreement) is generally treated as a termination of the named executive officer without cause.

     Mr. Mittelstaedt's severance payment would be a lump sum payment in an amount equal to his base salary and prorated portion of the maximum bonus payable to him for the year in which the termination occurs, an amount equal to three times his total compensation (including bonuses and other payments) for the twelve months preceding the date of termination, plus three payments of $1,333,333.33 each payable on the date of termination and each of the first and second anniversaries of the date of termination, subject to compliance with certain provisions of his Employment Agreement. On a change in control (as defined in the Mr. Mittelstaedt's Employment Agreement), Mr. Mittelstaedt would be entitled to receive the same payment up to a maximum of $5,500,000, payable in a lump sum and not in installments. Severance payments to Messrs. Chambliss and Foos would be a sum equal to base salary and prorated portion of the maximum bonus payable to them for the year in which the termination occurs plus an amount equal to three times their respective then current base salary and maximum bonus for the year in which termination occurs. One-third of such amount is payable on termination of employment, and one-third is payable on each of the first and second anniversaries of termination of employment, subject to compliance with certain provisions of their respective Employment Agreements. In the event of a change in control, Messrs. Chambliss and Foos would be entitled to a payment in the same amount in a lump sum and not in installments.

     Severance payments to Mr. Bouck would be a lump sum equal to his base salary and prorated portion of the maximum bonus payable to him for the year in which termination occurs, plus an amount equal to the greater of the aggregate total compensation paid to him for the twelve months preceding termination or the amount remaining payable under his agreement. Severance payments to Mr. Hall would be a lump sum equal to his base salary and prorated maximum bonus payable through the date of termination plus the sum of his base salary plus the greater of $100,000 or the average of his bonuses for the two years prior to termination, plus certain expenses. On a change in control, Messrs. Bouck and Hall would be entitled to the same payments, and Mr. Hall would also be entitled to receive a ten-year option to purchase 20,000 shares of Waste Connections' common stock at an exercise price of $22.00 per share.

     In addition to their severance payments, in the event of a change in control, Messrs. Mittelstaedt, Chambliss, Bouck, Foos and Hall would be entitled to receive either (i) options to purchase stock of the acquiring company for the same number of shares as they would have received had they exercised their Waste Connections options immediately prior to the acquisition resulting in a change in control and received for the shares acquired on exercise of such options shares of the acquiring company in the change in control transaction; the aggregate exercise price for the shares covered by such options would be the aggregate exercise price for the Waste Connections options; or (ii) a lump sum after tax payment equal to the gain they would have realized on exercise of such options of the acquiring company and sale of the underlying shares.

     The base salaries and maximum performance bonuses in the percentage of annual base salary for the named executive officers for the year 2001 is set forth below:

                                                      ANNUAL BASE SALARY    MAXIMUM BONUS
                                                      ------------------    -------------
Ronald J. Mittelstaedt..............................       $295,000              100%
Steven F. Bouck.....................................        160,000               50%
Darrell W. Chambliss................................        150,000               50%
Michael R. Foos.....................................        145,000               35%
David M. Hall.......................................         96,800              100%

     Under Mr. Mittelstaedt's employment agreement, Waste Connections sold Mr. Mittelstaedt 617,500 shares of our common stock for $0.01 per share and 357,143 shares of our Series A Preferred Stock for $1,000,000. Mr. Mittelstaedt may recommend nominees for election to the Board of Directors. If the Board has five or fewer members, Mr. Mittelstaedt may recommend two nominees, and if it consists of more than five members, he may recommend three nominees.

CERTAIN INDEBTEDNESS OF INSIDERS

     On January 1, 2000, Waste Connections loaned $200,000 to David M. Hall, Vice President -- Business Development as part of his relocation package. The loan was documented by a promissory note, bore interest at the annual rate of 8% and was secured by the equity in Mr. Hall's home in Colorado Springs, Colorado, Mr. Hall's shares of Waste Connections common stock, his options to purchase Waste Connections common stock, and the bonuses payable to him by Waste Connections with respect to 1999 and 2000. The loan was repaid within 30 days and there is no outstanding principal balance.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Compensation Committee in 2000 was Messrs. Harlan and Razzouk. No executive officer of Waste Connections served as a director or member of the Compensation Committee of another entity, one of whose executive officers served as a director or member of the Compensation Committee of Waste Connections.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee has furnished the following report on executive compensation to our stockholders.

     COMPENSATION PROCEDURES AND POLICIES. The Compensation Committee determines the compensation of all of the executive officers, including the named executive officers. All decisions by the Compensation Committee relating to the compensation of executive officers including decisions relating to stock options, are reviewed and approved by the full Board of Directors.

     Our executive compensation philosophy and specific compensation plans tie a significant portion of executive compensation to our success in meeting specified targets of growth in revenues and earnings before interest, taxes, depreciation and amortization ("EBITDA") as well as budgeted earnings per share annually. Our compensation objectives include attracting and retaining the best possible executive talent, motivating executive officers to achieve our performance objectives, rewarding individual performance and contributions, and linking executive and stockholder interests through equity based plans.

     Our executive compensation consists of three key components: base salary, performance bonuses and stock options, each of which is intended to complement the others and, taken together, satisfy our compensation objectives. The Compensation Committee's policies with respect to each of the three components, including the bases for the compensation awarded to Ronald J. Mittelstaedt, as the Company's Chief Executive Officer, are discussed below.

     The Compensation Committee considered the effect of the limitations on the deductibility of executive compensation in excess of $1 million under Section 162(m) of the Internal Revenue Code on the Company's compensation policies and practices and did not make any changes in such policies and practices for 2000. The Company did not pay any non-deductible executive compensation in 2000.

     BASE SALARY. In the early part of each fiscal year, the Compensation Committee reviews the base salary of the Company's Chief Executive Officer, the recommendation of the Chief Executive Officer with regard to the base salary of the other executive officers of the Company and approves, with any modifications it deems appropriate, annual base salaries for each of the executive officers.

     Recommended base salaries of the executive officers are based upon the base salary ranges recommended annually by the Chief Executive Officer of the Company. National survey data available regarding salaries of those persons holding comparable positions at comparably sized solid waste service companies is reviewed by the Compensation Committee to establish base salary ranges. The base salary range is based upon a fair market base salary that is at the low end of the range for comparable companies. The base salaries paid in 2000 to each of the executive officers, including the Chief Executive Officer, were within the recommended ranges.

     ANNUAL PERFORMANCE BONUS. The Compensation Committee also considers the payment of cash performance bonuses as part of its compensation program. Annual cash bonuses reflect a policy of requiring a certain level of financial and operational performance, generally measured in growth in revenues through acquisitions and on achieving target levels of EBITDA and earnings per share, for the prior fiscal year before any cash bonuses are earned by executive officers. In general, the Compensation Committee has tied maximum potential bonus compensation to base salary at levels that make us competitive in the comparably sized solid waste services companies.

     STOCK OPTIONS. The Company's executive officers are also entitled to participate in the 1997 Stock Option Plan. The Compensation Committee believes that it is to Waste Connections' advantage to increase the interest of the executives in our welfare, as such employees share the primary responsibility for our management and growth. In addition, the Compensation Committee believes that, because new option grants are set at fair market value, such grants have the effect of increasing the executive's price targets for our common stock. Moreover, our stock option plan provides a significant non-cash form of compensation, which is intended to benefit Waste Connections and its stockholders by enabling us to continue to attract and to retain qualified personnel without having a negative impact on our cash flow. The Compensation Committee generally sets option grant levels at ranges that exceed those of comparably sized solid waste companies.

     CHIEF EXECUTIVE'S COMPENSATION FOR 2000. Mr. Mittelstaedt's original Employment Agreement called for an increase in his base salary from $170,000 per year to $250,000 per year effective October 1, 1998. Consistent with the philosophy expressed above, Mr. Mittelstaedt recommended, and the Compensation Committee agreed, that his salary be increased only to $200,000 per year effective October 1, 1998, and his Employment Agreement was amended accordingly. This base salary level remained in effect until September 30, 1999 and was increased on October 1, 1999 to $245,000 per year and on June 1, 2000 to $250,000 per year. On October 1, 2000, Mr. Mittelstaedt's base salary was increased to $295,000. Mr. Mittelstaedt's performance bonus for 2000 was based on Waste Connections achieving specified levels of growth in revenues through acquisitions and in achieving a specified level of EBITDA. These levels were achieved in 2000 and Mr. Mittelstaedt would have been entitled to receive a bonus of $245,000 for 2000, payable in 2001. Mr. Mittelstaedt, however, agreed to forego payment of $125,000 of such bonus. On April 4, 2000, Waste Connections granted Mr. Mittelstaedt non-qualified options to purchase 70,000 shares of Waste Connections common stock at a price of $10.94 per share. These options vest ratably on an annual basis over three years from the date of grant and expire on April 3, 2010.

     This report is submitted on behalf of the Compensation Committee.

                                          William J. Razzouk, Chairman
                                          Michael W. Harlan

AUDIT COMMITTEE REPORT

     The Audit Committee has furnished the following report to our stockholders.

     The Audit Committee, whose chairman is Mr. Harlan and whose other current members are Mr. Razzouk and Mr. Mittelstaedt, met three times in 2000. Mr. Harlan and Mr. Razzouk are independent directors. Mr. Mittelstaedt is not an independent director by virtue of his position as President and Chief Executive Officer of Waste Connections. The Audit Committee operates under a written charter adopted by the Board of Directors (Exhibit A).

     Management is responsible for Waste Connections' internal controls and the financial reporting process. Our independent accountants are responsible for performing an independent audit of our consolidated financial statements in accordance with generally accepted accounting standards and issuing a report thereon. The Audit Committee's activities do not alter or supercede those traditional responsibilities. The Audit Committee's responsibilities are to review our internal controls and the objectivity of our financial reporting, and to meet with appropriate financial personnel and our independent accountants in connection with these reviews. The Audit Committee also reviews the professional services provided by our independent accountants and reviews such other matters concerning our accounting principles and financial and operating policies, controls and practices, our public financial reporting policies and practices, and the results of our annual audit as it may find appropriate or as may be brought to its attention.

     In this context, the Audit Committee has met and held discussions with management and the independent accountants. Management represented to the Audit Committee that Waste Connections' consolidated financial statements were prepared in accordance with general accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent accountants. The Audit Committee discussed with the independent accountants matters required to be discussed by the Statement on Auditing Standards No. 61 (Communication with Audit Committee).

     The independent accountants also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). The Audit Committee discussed with the independent accountants that firm's independence and considered the compatibility of non-audit services with the auditors' independence.

     Based on the Audit Committee's discussions with management and the independent accountants and its review of the representations of management and the report of the independent accountants, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in Waste Connections' Annual Report on Form 10-K for the year ended December 31, 2000 filed with the Securities and Exchange Commission.

     This report is submitted on behalf of the Audit Committee.

                                          Michael W. Harlan, Chairman
                                          William J. Razzouk
                                          Ronald J. Mittelstaedt

                      COMMON STOCK PRICE PERFORMANCE GRAPH

     The following common stock price performance graph compares the change in cumulative total stockholder returns on our common stock for 2000, with the cumulative total return of the NASDAQ Composite Index and an index of peer group issues ("Peer Group Index") over the same period, assuming the investment of $100 on May 22, 1998, and the reinvestment of dividends. The Peer Group Index includes Allied Waste Industries, Inc., Casella Waste Systems, Inc., Republic Services, Inc., Waste Industries, Inc. and Waste Management, Inc.
PERFORMANCE GRAPH

                                                          INDEX                       WCNX                       NASDAQ
                                                          -----                       ----                       ------
5/22/1998                                                100.00                      100.00                      100.00
12/31/1998                                                94.80                      128.70                      121.50
12/31/1999                                                49.20                      101.10                      225.40
12/31/2000                                                63.00                      231.50                      136.80

           -----------------------------------------------------------------------
                Index Name        5/22/1998   12/31/1998   12/31/1999   12/31/2000
           -----------------------------------------------------------------------
            Index                   $  100      $ 94.8       $ 49.2       $ 63.0
           -----------------------------------------------------------------------
            WCNX                       100       128.7        101.1        231.5
           -----------------------------------------------------------------------
            NASDAQ                     100       121.5        225.4        136.8
           -----------------------------------------------------------------------

              PROPOSAL 2 -- APPOINTMENT OF INDEPENDENT ACCOUNTANTS

     Subject to ratification by the stockholders, the Board of Directors has reappointed Ernst & Young LLP as independent accountants to audit the consolidated financial statements of Waste Connections for the year 2001. Fees for the latest annual audit were $436,037 and all other fees paid to Ernst & Young LLP with respect to the year 2000 were $247,950, including fees of $247,950 for audit-related services and no fees for non-audit-related services. Audit-related services generally include work on registration statements and other documents filed with the Securities and Exchange Commission during 2000. The Board of Directors recommends a vote in favor of ratification of the appointment. If the stockholders should fail to ratify the appointment of the independent accountants, the Board of Directors would reconsider the appointment.

     It is expected that representatives of Ernst & Young LLP will be present at the annual meeting, will have an opportunity to make a statement if they desire to do so and will be available to answer appropriate questions.

            SECTION 16(a) BENEFICIAL OWNERSHIP COMPLIANCE REPORTING

     Based solely upon a review of reports on Forms 3, 4 and 5 and any amendments thereto furnished to the Company pursuant to Section 16 of the Securities Exchange Act of 1934, as amended, and written representations from the executive officers and directors that no other reports were required, we believe that no executive officers or directors were late in filing such reports during 2000, except for two officers, James Little and Eric Moser, each of whom filed one Form 4 late, reporting two transactions and one transaction, respectively.

                 STOCKHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

     To be considered for inclusion in next year's proxy materials, stockholder proposals to be presented at the Company's 2002 Annual Meeting must be in writing and be received by Waste Connections no later than March 22, 2002.

                                 OTHER BUSINESS

     The Board of Directors does not know of any business to be brought before the annual meeting other than the matters described in the Notice of Annual Meeting. However, if any other matters are properly presented for action, it is the intention of each person named in the accompanying proxy to vote the proxy in accordance with his judgment on such matters.

                                          By Order of the Board of Directors,

                                          DARRELL W. CHAMBLISS
                                          Secretary

April 10, 2001

     A COPY OF THE COMPANY'S 2000 ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K WILL BE FURNISHED TO STOCKHOLDERS FREE OF CHARGE UPON WRITTEN REQUEST TO THE OFFICE OF THE VICE PRESIDENT -- FINANCE OF THE COMPANY.

                                   EXHIBIT A

                            AUDIT COMMITTEE CHARTER

ORGANIZATION

     The audit committee of the board of directors shall be comprised of at least three directors who are independent of management and the Company. Members of the audit committee shall be considered independent if they have no relationship to the Company that may interfere with the exercise of their independence from management and the Company. All audit committee members will be financially literate, and at least one member will have accounting or related financial management expertise.

STATEMENT OF POLICY

     The audit committee shall provide assistance to the directors in fulfilling their responsibility to the shareholders, potential shareholders and investment community relating to corporate accounting, reporting practices of the Company and the quality and integrity of financial reports of the Company. In doing so, it is the responsibility of the audit committee to maintain free and open communication between the directors, the independent auditors and the financial management of the Company.

RESPONSIBILITIES

     In carrying out its responsibilities, the audit committee believes its policies and procedures should remain flexible, in order to best react to changing conditions and to ensure to the directors and shareholders that the corporate accounting and reporting practices of the Company are in accordance with all requirements and are of the highest quality.

     In carrying out these responsibilities, the audit committee will:

     - Obtain the full board of directors' approval of this Charter and review and reassess this Charter as conditions dictate (at least annually).

     - Review and recommend to the directors the independent auditors to be selected to audit the financial statements of the Company and its divisions and subsidiaries.

     - Have a clear understanding with the independent auditors that they are ultimately accountable to the board of directors and the audit committee, as the shareholders' representatives, who have the ultimate authority in deciding to engage, evaluate and, if appropriate, terminate their services.

     - Meet with the independent auditors and financial management of the Company to review the scope of the proposed audit and timely quarterly reviews for the current year and the procedures to be utilized, the adequacy of the independent auditor's compensation, and at the conclusion thereof review such audit or review, including any comments or recommendations of the independent auditors.

     - Review with the independent auditors and financial and accounting personnel, the adequacy and effectiveness of the accounting and financial controls of the Company, and elicit any recommendations for the improvement of such internal controls or particular areas where new or more detailed controls or procedures are desirable. Particular emphasis should be given to the adequacy of internal controls to expose any payments, transactions or procedures that might be deemed illegal or otherwise improper. Further, the committee periodically should review company policy statements to determine their adherence to the code of conduct.

     - Review reports received from regulators and other legal and regulatory matters that may have a material effect on the financial statements or related company compliance policies.

     - Review the quarterly financial statements with financial management and the independent auditors prior to the filing of the form 10-Q (or prior to the press release of results, if possible) to determine that the independent auditors do not take exception to the disclosure and content of the financial statements, and discuss any other matters required to be communicated to the committee by the auditors. The chair of the committee may represent the entire committee for purposes of this review.

     - Review the financial statements contained in the annual report to shareholders with management and the independent auditors to determine that the independent auditors are satisfied with the disclosure and the content of the financial statements to be presented to the shareholders. Review with financial management and the independent auditors the results of their timely analysis of significant financial reporting issues and practices, including changes in, or adoptions of, accounting principles and disclosure practices, and discuss any other matters required to be communicated to the committee by the auditors. Also review with financial management and the independent auditors their judgements about the quality, not just the acceptability, of accounting principles and the clarity of the financial disclosure practices used or proposed to be used, and particularly, the degree of aggressiveness or conservatism of the organization's accounting principles and underlying estimates, and other significant decisions made in preparing the financial statements.

     - Provide sufficient opportunity for the independent auditors to meet with the members of the audit committee without members of management present. Among the items to be discussed in these meetings are the independent auditors' evaluation of the Company's financial, accounting and auditing personnel, and the cooperation that the independent auditors received during the course of audit.

     - Review accounting and financial human resources and succession planning within the Company.

     - Report the results of the annual audit to the board of directors. If requested by the board, invite the independent auditors to attend the full board of directors meeting to assist in reporting the results of the annual audit or to answer other directors' questions (alternatively, the other directors, particularly the other independent directors, may be invited to attend the audit committee meeting during which the results of the annual audit are reviewed).

     - On an annual basis, obtain from the independent auditors a written communication delineating all their relationships and professional services as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. In addition, review with the independent auditors the nature and scope of any disclosed relationships or professional services and take, or recommend that the board of directors take, appropriate action to ensure the continuing independence of the auditors.

     - Review the report of the audit committee in the annual report to the shareholders and the Annual Report on Form 10-K disclosing whether or not the committee had reviewed and discussed with management and the independent auditors, as well as discussed within the committee (without management or the independent auditors present), the financial statements and the quality of accounting principles and significant judgements affecting the financial statements. In addition, disclose the committee's conclusion on the fairness of presentation of the financial statements in conformity with GAAP based on those discussions.

     - Submit the minutes of all meetings of the audit committee to, or discuss the matters discussed at each committee meeting with, the board of directors.

     - Investigate any matter brought to its attention within the scope of its duties, with the power to retain outside counsel for this purpose if, in its judgement, that is appropriate.

     - Review the Company's disclosure in the proxy statement for its annual meeting of shareholders that describes that the Committee has satisfied its responsibilities under this Charter for the prior year. In addition, include a copy of this Charter in the annual report to shareholders or the proxy statement at least triennially or the year after any significant amendment to the Charter

                             WASTE CONNECTIONS, INC.
                          620 COOLIDGE DRIVE, SUITE 350
                            FOLSOM, CALIFORNIA 95630

           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

            PROXY FOR ANNUAL MEETING OF STOCKHOLDERS ON MAY 16, 2001

   The undersigned holder of Common Stock of Waste Connections, Inc. ("WCI") acknowledges receipt of WCI's Proxy Statement dated April 10, 2001, and Annual Report to Stockholders for 2000. The undersigned revokes all prior proxies and appoints Ronald J. Mittelstaedt and Steven F. Bouck, and each of them, individually and with full powers of substitution and resubstitution, proxies for the undersigned to vote all shares of WCI Common Stock that the undersigned would be entitled to vote at the Annual Meeting of Stockholders to be held on Wednesday, May 16, 2001 at 10:00 A.M., Pacific Time, at the Hyatt Regency, 1209 L Street, Sacramento, CA 95814, and any adjournment thereof, as designated on the reverse side of this Proxy Card.

THIS PROXY WILL BE VOTED ACCORDING TO THE SPECIFICATIONS YOU MAKE BELOW. IF YOU DO NOT SPECIFY BELOW BUT YOU DO SIGN AND DATE THIS PROXY CARD, THIS PROXY WILL BE VOTED FOR THE PROPOSALS REFERRED TO IN (1) AND (2) BELOW, AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES AS TO ANY OTHER MATTERS THAT PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS THEREOF.

PLEASE MARK, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)

                          (CONTINUED FROM FACE OF CARD)

[X] Please mark your votes as in this example.

THE WCI BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE NOMINEE IN PROPOSAL 1.

1. ELECTION OF DIRECTOR. Election of the following nominee as a director:

   Ronald J. Mittelstaedt

   [ ]  FOR                         [ ]  WITHHOLD AUTHORITY

THE WCI BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSAL 2.

2. Ratification of Appointment of Ernst & Young LLP as independent accountants.

   [ ]  FOR                 [ ]  AGAINST            [ ]  ABSTAIN

3. OTHER BUSINESS. To transact such other matters as may properly come before the special meeting or any adjournments thereof.

   [ ]  AUTHORIZED                  [ ]  NOT AUTHORIZED

If you plan to attend the Annual Meeting of Stockholders, please mark the following box and promptly return this Proxy Card. [ ]

                                 DATED:                                  , 2001
                                       ----------------------------------


                                 -----------------------------------------------
                                 SIGNATURE OF STOCKHOLDER


                                 -----------------------------------------------
                                 TITLE, IF ANY


                                 -----------------------------------------------
                                 SIGNATURE OF STOCKHOLDER IF HELD JOINTLY


                                 -----------------------------------------------
                                 TITLE, IF ANY

PLEASE SIGN EXACTLY AS YOUR NAME OR NAMES APPEAR ON THIS PROXY CARD. IF YOU HOLD SHARES JOINTLY, EACH STOCKHOLDER SHOULD SIGN. IF YOU SIGN AS AN ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE YOUR FULL TITLE.

IF THE SIGNER IS A CORPORATION, PLEASE SIGN THE FULL CORPORATE NAME BY THE PRESIDENT OR AN AUTHORIZED OFFICER. IF THE SIGNER IS A PARTNERSHIP, PLEASE SIGN THE FULL PARTNERSHIP NAME BY AN AUTHORIZED PERSON. PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY CARD PROMPTLY, USING THE ENCLOSED POSTAGE-PAID ENVELOPE.